                                                                   EXHIBIT 99.10

                          CREDENCE SYSTEMS CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

                 (As Amended and Restated Through May 17 , 2000)


1.      PURPOSE OF THE PLAN

               The Credence Systems Corporation 1994 Employee Stock Purchase Plan (the "Plan") is intended to provide a suitable mans by which eligible employees of the Credence Systems Corporation (the "Company") may accumulate, through voluntary, systematic payroll deductions, amounts regularly credited to their account to be applied to the purchase of shares of the Company's common stock, par value $0.001 (the "Common Stock"), pursuant to the exercise of options granted from time to time hereunder. The Plan provides employees with the opportunities to acquire proprietary interests in the Company, and will also provide them with additional incentives to continue their employment and promote the best interests of the Company. Options granted under the Plan are intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.      SHARES OF STOCK SUBJECT TO THE PLAN

               Subject to the provisions of Section 12, the number of shares of Common Stock which may be issued on the exercise of options granted under the Plan will initially be limited to 1,600,000 shares of the Company's Common Stock. Such share reserve includes (i) the initial share reserve of 600,000 shares;1 (ii) an additional 400,000 share increase authorized by the Board on February 12, 1997 and approved by the stockholders at the 1997 Annual Meeting; and (iii) an additional 600,000 share increase authorized by the Board on January 22, 1999 and approved by the stockholders at the 1999 Annual Meeting.

               The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of each fiscal year over the remaining term of the Plan, beginning with the fiscal year commencing November 1, 2000, by an amount equal to one-half of one percent (0.50%) of the total number of shares of Common Stock outstanding on the last trading day in the immediately preceding fiscal year, but in no event shall any such annual increase exceed 500,000 shares.

               Any shares subject to an option under the Plan, which option for any reason expires or is terminated unexercised as to such shares, shall again be available for issuance on the exercise of other options granted under the Plan. Shares delivered on the exercise of options may, at the election of the Board of Directors of the Company, be authorized but previously unissued Common Stock or Common Stock reacquired by the Company, or both.

_______________
1 Reflects the 2-for-1 split of the Corporation's outstanding Common Stock on May 17, 2000 and the 3-for-2 split of the Corporation's outstanding Common Stock effected June 5, 1995, .

3.      ADMINISTRATION

               The Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors, which shall be composed of not less than two non-employee members of the Board of Directors of the Company, all of whom shall be ineligible to participate in this Plan and shall otherwise qualify as disinterested persons under Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission. Subject to the provisions of the Plan, the Committee shall have full discretion and authority (i) to determine the terms and conditions under which the shares shall be offered and corresponding options shall be granted under the Plan for each Offering Period (as defined in Section
4) consistent with the provisions of the Plan, and (ii) to resolve all questions relating to the administration of the Plan.

               The interpretation and application by the Committee of any provision of the Plan shall be final and conclusive on all employees and others persons having, or claiming to have, an interest under the Plan. The Committee may, in its discretion, establish such rules and guidelines relating to the Plan as it may deem desirable.

               The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such counsel or consultant or agent. The Committee shall keep minutes of its actions under the Plan.

               No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any options granted hereunder.

4.      OFFERING PERIODS

               Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

               Each OFFERING PERIOD shall be of such duration (not to exceed twelve (12) months) as determined by the Committee prior to the start date of such Offering Period. However, the initial Offering Period under the December 1999 Restatement shall commence on August 15, 2000 and terminate on August 14, 2001. The next Offering Period shall commence on August 15, 2001, and subsequent Offering Periods shall commence as designated by the Committee. Prior to August 15, 2000, there shall be an interim Offering Period from January 1, 2000 to August 14, 2000, with a Purchase Date occurring on the August 14, 2000 ending date of that period.

               Each Offering Period shall consist of a series of one or more successive Purchase Intervals. PURCHASE INTERVALS shall run from February 15 to August 14 each year and from August 15 each year to February 14 of the following year. Shares of Common Stock shall be purchased on the following semi-annual PURCHASE DATES each year: February 14 and August 14.

               Should the Fair Market Value per share of Common Stock on any Purchase Date within an Offering Period be less than the Fair Market Value per share of Common Stock on the start date of that Offering Period, then that Offering Period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new Offering Period shall commence on the next business day following such Purchase Date. The new Offering Period shall have a duration of twenty (24) months, unless a shorter duration is established by the Committee within five (5) business days following the start date of that Offering Period.

5.      ELIGIBILITY TO PARTICIPATE

               The persons eligible to participate in this Plan shall be all employees (including officers) of the Company, or any participating affiliate, who have been actively employed by the Company, or such affiliate, for at least thirty (30) consecutive days as of their entry date into any Offering Period, but excluding employees whose customary employment is for not more than five (5) months in any calendar year or is for twenty (20) hours or less per week. An employee who is eligible to participate in this Plan pursuant to the foregoing requirements is hereinafter referred to as an EMPLOYEE. A participating affiliate, for purposes of the Plan, shall include any now existing or hereafter established parent or subsidiary corporation of the Company, as determined in accordance with Code Sections 424(e) and 424(f), which elects, with the consent of the Company's Board of Directors, to extend the benefits of the Plan to its eligible employees.

               Nothing contained in the Plan shall confer upon any Employee any right to continue in the employ of the Company or any of its affiliates, or interfere in any way with the right of the Company or any of its affiliates to terminate his or her employment at any time.

6.      PARTICIPATION IN THE PLAN

               An Employee may join a particular Offering Period either as of the start date of that Offering Period or on any Semi-Annual Entry Date within that Offering Period on which he or she remains an Employee. SEMI-ANNUAL ENTRY DATES shall occur on the 15th day of February and August each calendar year within the Offering Period. The date on which the Employee joins the Offering Period shall be designated his or her ENTRY DATE. A copy of the Plan will be furnished to each Employee prior to his or her Entry Date for the first Offering Period during which he or she participates in the Plan.

               To participate in the Plan, an Employee must deliver (or cause to be delivered) to the Company, within seven (7) days prior to his or her Entry Date into the first Offering Period during which participation in the Plan is desired, a contingent subscription for Common Stock and authorization for payroll deductions to effect the purchase of Common Stock (hereinafter called a "Participation Election"). In the Participation Election an Employee must:

                    (i) authorize payroll deductions within the limits prescribed in Sections 9 and 10 and specify the percentage to be deducted regularly from his or her Compensation (as defined in Section
          9);

                    (ii) elect and authorize the purchase on each Purchase Date within the Offering Period of a specific number of shares of Common Stock, provided that such specific number of shares shall not exceed a total of 750 shares on any one Purchase Date;

                    (iii) furnish the exact name or names and address or addresses in which the stock certificates for Common Stock purchased by him or her under the Plan are to be issued; and

                    (iv) agree to notify the Company if he or she should dispose of the shares of Common Stock purchased through the Plan within two (2) years after his or her Entry Date into the Offering Period in which those shares were purchased or within one (1) after the Purchase Date of those shares.

               The Committee may increase or decrease the per-Employee share limitation of clause (ii) above as of the start date of any future Offering Period.

               Stock certificates for shares of Common Stock purchased under the Plan may be issued in the Employee's name or, if so designated by the Employee, in his or her name and the name of another person who is a member of his or her family, with right of survivorship; for this purpose the "family" of an Employee shall include only his or her spouse, ancestors and lineal descendants and brothers and sisters.

               An Employee need not, and may not, make a down payment in order to participate in the Plan.

               Participation in the Plan is entirely voluntary, and a participating Employee may withdraw from participation, as provided in Section 16, during any Purchase Interval at any time prior to the scheduled Purchase Date for that Purchase Interval.

7.      GRANT OF OPTIONS

               During each Offering Period, participating Employees shall accumulate credits to a bookkeeping account maintained by the Company (hereinafter referred to as a "Stock Purchase Account") through payroll deductions to be made at the close of each pay period for the purchase of shares of Common Stock on each semi-annual Purchase Date within that Offering Period. Accordingly, each participating Employee shall be granted a separate purchase option for each Offering Period in which he or she participates. The purchase option shall be granted on the Employee's Entry Date into the Offering Period and shall provide the Employee with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of that Offering Period, subject to the provisions of sections 2, 6, 12 and 13. The purchases shall be effected by applying the amounts credited to such Employee's Stock Purchase Account to the acquisition of shares of Common Stock on each Purchase Date within the Offering Period on which such Employee remains a participant (such number of shares to be subject to reduction in the event of a pro rata apportionment provided for in Section 18).

8.      PURCHASE PRICE

               The purchase price per share at which Common Stock will be purchased on the Employee's behalf on each semi-annual Purchase Date within the Offering Period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Employee's Entry Date into that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

               For purposes of the Plan, the Fair Market Value of a share of Common Stock on any relevant date shall be the mean between the high and low selling prices of such Common Stock reported for such date or, if such date is not a business day, then the immediately preceding business day, on the Nasdaq National Market and published in THE WALL STREET JOURNAL.

9.      PAYROLL DEDUCTIONS - AUTHORIZATION AND AMOUNT

               Employees shall authorize in their Participation Elections from 1% to 10% (in whole percentage increments) of their Compensation to which such election relates (subject to the limitations of Section 10). For purposes of the Plan, the "Compensation" of an Employee for any Purchase Interval shall mean the gross amount of his or her base pay on the basis of his or her regular, straight-time hourly, weekly or monthly rate for the number of hours normally worked, exclusive of overtime, sales commissions, bonuses, shift premiums and other forms of compensation.

               A participating Employee may, at any time during a Purchase Interval, reduce the amount of Compensation to be deducted from his or her Compensation pursuant to his or her Participant Election.

               By delivering to the Company within seven (7) days prior to the commencement of the next Purchase Interval a revised Participation Election, a participating Employee may either increase or decrease the amount to be deducted from his or her Compensation during the remaining Purchase Intervals in the Offering Period, subject to the limitations of this Section 9 and Section 10.

               A participating Employee's authorization for payroll deductions will remain in effect for the duration of the Plan, subject to the provisions of Sections 12 and 15, unless his or her election to purchase Common Stock shall have been terminated pursuant to the provisions of Section 14, the amount of the deduction is changed, as provided in this Section 9, or the Employee withdraws or is considered to have withdrawn from the Plan under Section 16 or 17.

               Prior to the split of the Common Stock effected June 5, 1995, the maximum number of shares of Common Stock purchasable per participating Employee on any one Purchase Date under the Purchase Plan was limited to 500 shares. To reflect such stock split, the limit was increased to 750 shares per participating Employee for each Purchase Date after May 6, 1995. As a result of the split of the Common Stock effected on May 17, 2000, the maximum number of shares of Common Stock purchasable per participating Employee on any one Purchase Date was increased to 1,500 shares per participating Employee for each Purchase Date, on or after May 17, 2000.

               All amounts credited to the Stock Purchase Accounts of participating Employees shall be held in the general funds of the Company but shall be used from time to time in accordance with the provisions of the Plan.

10.     LIMITATIONS ON THE GRANTING OF OPTIONS

               Anything in the Plan to the contrary notwithstanding, no participating Employee may be granted an option which permits his or her rights to purchase Common Stock under all employee stock purchase plans of the Company and its parent and subsidiary companies (if any) to accrue at a rate which exceeds $25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of this Section 10:

                    (i) The right to acquire Common Stock under each outstanding purchase option shall accrue in a series of installments on each successive Purchase Date during the Offering Period on which such option remains outstanding.

                    (ii) No right to acquire Common Stock under any outstanding purchase option shall accrue to the extent the Employee has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase options at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such options were at any time outstanding.

                    (iii) If by reason of such accrual limitations, any purchase option of an Employee does not accrue for a particular Purchase Interval, then the payroll deductions that the Employee made during that Purchase Interval with respect to such purchase option shall be promptly refunded.

               No participating Employee may be granted an option hereunder if such Employee, immediately after the option is granted, owns (within the meaning of Section 423 (b) (3) of the Code) stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation. For purposes of the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the respective meanings set forth in section 424 of the Code.

11.     STOCK PURCHASE AMOUNTS

               The amount deducted from the Compensation of each participating Employee shall be credited to his or her individual Stock Purchase Account. Employees participating in the Plan may not make direct cash payments to their Stock Purchase Accounts.

               Following each Purchase Date, the Company will furnish to each participating Employee a statement of that Employee's individual Stock Purchase Account. This statement shall show (i) the total amount of payroll deductions for the Purchase Interval ending with such Purchase Date, (ii) the number of full shares (and the purchase price per share) of Common Stock purchased, pursuant to the provisions of Section 12, by the participating Employee on that Purchase Date, and (iii) any remaining balance of payroll deductions which are to be refunded to the Employee following the close of the Purchase Interval (or carried forward to the next Purchase Interval in the case of amounts representing fractional shares).

12.     ISSUANCE AND PURCHASE OF COMMON STOCK

               Shares of Common Stock may be purchased by a participating Employee only on a semi-annual Purchase Date within the Offering Period; and the options which the Company grants to participating Employees for the purchase of Common Stock for a particular Offering Period may be exercised only on the Purchase Dates within that Offering Period on which such Employee remains a participant. No fractional shares of Common Stock may be purchased hereunder. The purchase price per share for each participating Employee shall be determined as set forth in Section 8.

               A participating Employee shall, pursuant to the exercise of the options granted to him or her under the Plan, purchase as many full shares as shall be stated in the Participation Election that the Employee has completed, subject to the limitations set forth in Sections 6, 9, 10, 13 and 18; provided that in no even may shares be purchased other than by application of the balance in the Stock Purchase Account on the Purchase Date and that in no event may a participating Employee purchase a greater number of shares than would be purchasable at the purchase price determined for such Employee in accordance with Section 8 through the application of the balance in his or her Stock Purchase Account on such Purchase Date. Any balance remaining in such a participating Employee's Stock Purchase Account following a Purchase Date shall be refunded to the Employee as soon as practicable thereafter; provided, however, that any such balance representing a fractional share shall be carried over to the next succeeding Purchase Interval

               Certificates for Common Stock so purchased shall be delivered to the participating Employee as soon as practicable.

               All rights as an owner of shares of the Common Stock purchased under the Plan shall accrue to the participating Employee who purchased the shares effective as of the Purchase Date on which the amounts credited to his or her Stock Purchase Account were applied to the purchase of those shares; and such Employee shall not have any rights as a shareholder prior to such Purchase Date by reason of his or her having elected to purchase such shares.

13.     CORPORATE TRANSACTIONS AND OTHER CHANGES IN CAPITALIZATION.

               If the Company is a party to any merger or consolidation, or undergoes any separation, reorganization (other than a reincorporation in another state) or liquidation (collectively, a "CORPORATE TRANSACTION"), then the options outstanding under the Plan shall be exercised immediately prior to the effective date of such Corporate Transaction, and such date shall accordingly qualify as a Purchase Date for the Offering Period in which such Corporate Transaction occurs. The purchase price payable per share of Common Stock on such Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Employee's Entry Date into the Offering Period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Common Stock purchasable per participating Employee shall continue to apply to such purchase.

               In the event of a reclassification, stock split, combination of shares, separation (including a spin-off), dividend on shares of the Common Stock payable in stock, or other similar change in capitalization or in the corporate structure of the shares of the Common Stock of the Company, the Committee shall conclusively determine the appropriate adjustment in (i) the purchase price and other terms of purchase for shares subject to outstanding Participation Elections for the Offering Period in effect at such time, (ii) the number and kind of shares or other securities which may by purchased on each Purchase Date within that Offering Period, (iii) the maximum number and kind of shares or other securities which may be purchased under the Plan, (iv) the maximum number and kind of shares or other securities which may be purchased per Employee on any Purchase Date within that Offering Period and (v) the maximum number and kind of shares or other securities by which the share reserve under the Plan is to increase at the start of each fiscal year pursuant to the automatic share increase provisions of Section 2. Any such adjustment in the shares or other securities subject to the outstanding options granted to such Employee (including any adjustments in the option price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent permitted by Sections 423 and 424 of the Code.

14.     NO ASSIGNMENT OF PLAN RIGHTS OR OF PURCHASED STOCK

               A participating Employee's privilege to purchase Common Stock under the Plan can be exercised only by him or her; and he or she cannot purchase Common Stock for someone else, although he or she may designate (in accordance with the provisions of Section 6) that stock certificates of Common Stock purchased by the Employee be issued in the joint names of the Employee and a family member.

               An Employee participating in the Plan may not sell, transfer, pledge, or assign to any other person any interest, privilege or right under the Plan or in any amounts credited to his or her Stock Purchase Account; and if this provision shall be violated, his or her election to purchase Common Stock shall terminate, and the only right remaining thereunder will be to have paid to the person entitled thereto the amount then credited to the Employee's Stock Purchase Account.

15.     SUSPENSION OF DEDUCTIONS

               A participating Employee's payroll deductions under the Plan shall be suspended if on account of a leave of absence, layoff or other reason a participating Employee does not have sufficient Compensation in any payroll period to permit payroll deductions authorized under the Plan to be made in full. The suspension will last until the participating Employee again has sufficient Compensation to permit such payroll deductions to be made in full; but if the suspension shall not have been removed by the end of the Purchase Interval in which it began, shares will be purchased on the Purchase Date for that Purchase Interval, to the extent that the Employee contributed funds prior to the suspension of deductions. In the event of voluntary withdrawal or termination of employment, funds will be returned to the Employee as provided in
Section 16.

16.     WITHDRAWAL FROM, AND REPARTICIPATION IN THE PLAN

               During any Purchase Interval, a participating Employee may withdraw from the Plan at any time prior to the Purchase Date for that Purchase Interval; and, subject to, and in accordance with the provisions of Sections 6 and 9, he or she may again participate in the Plan at the beginning of any new Purchase Interval subsequent to the Purchase Interval in which he or she withdrew, and that date shall be the Employee's new Entry Date for the remaining Purchase Intervals within the Offering Period and for purposes of determining the purchase price to be in effect for the Employee under Section 8 on each subsequent Purchase Date within that Offering Period. Withdrawal of a participating Employee shall be effected by written notification prior to such Purchase Date to the Company on a form which the Company shall provide for this purpose ("Notice of Withdrawal"). In the event a participating Employee shall withdraw from the Plan, all amounts then credited to his or her Stock Purchase Account shall be returned as soon as practicable after his or her Notice of Withdrawal shall have been received.

               If an Employee's payroll deductions shall be interrupted by any legal process, a Notice of Withdrawal will be considered as having been received on the day the interruption shall occur.

17.     TERMINATION OF PARTICIPATION

               A participating Employee's right to continue participation in the Plan will terminate upon the EARLIEST to occur of (i) the Company's termination of the Plan, (ii) the Employee's transfer to ineligible employment status, or
(iii) retirement, disability, death or other termination of employment with the Company. Upon the termination of an Employee's right to continue participation in the Plan on account of the occurrence of any of the foregoing events, all amounts then credited to the individual's Stock Purchase Account not already used for the purchase of Common Stock will be repaid as soon as practicable. Such repayments shall be made to the participating Employee unless the termination of participation occurred by reason of such Employee's death, in which event such repayment shall be made to such Employee's beneficiary. For this purpose, an Employee's beneficiary shall be the person, persons or entity designated by the Employee on a form prescribed by and delivered to the Company or, in the absence of an effective beneficiary designation, the Employee's estate; provided, however, that the determination of the Employee's beneficiary hereunder shall be subject to any applicable community property or other laws.

18.     APPORTIONMENT OF STOCK

               If at any time shares of Common Stock authorized for purposes of the Plan shall not be available in sufficient number to meet the purchase requirements under all outstanding Participation Elections, the Committee shall apportion the remaining available shares among the participating Employees on a pro rata basis. In no case shall any apportionment of shares be made with respect to a participating Employee's election to purchase unless such election is then in effect (subject only to any suspension provided for in the Plan). The Committee shall give notice of such apportionment and of the method of apportionment used to each participating Employee to whom shares shall have been apportioned.

19.     GOVERNMENT REGULATIONS

               The Plan, and the obligation of the Company to issue, sell and deliver Common Stock under the Plan are subject to all applicable laws and to all applicable rules, regulations and approvals of government agencies.

20.     AMENDMENT OR TERMINATION

               The Board of Directors of the Company may at any time amend, suspend or terminate the Plan; provided, however, that no amendment (other than an amendment authorized by Section 13) may be made increasing the maximum number of shares of Common Stock which may be issued pursuant to the Plan, reducing the minimum purchase price at which shares may be purchased hereunder or changing the class of employees eligible to participate hereunder; without the approval of the holders of a majority of the outstanding voting shares of the Company.

21.     EFFECTIVE DATE

               The Plan became effective upon adoption by the Board on January 20, 1994 and was approved by the Company's stockholders at the 1994 Annual Meeting. The Plan was subsequently amended by the Board on February 12, 1997 to
(i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan from 300,000 to 500,000 shares and (ii) extend the termination date of the Plan from December 31, 1998 to December 31, 2003. The February 1997 Amendment was approved by the stockholders at the 1997 Annual Meeting. The Plan was again amended by the Board on January 22, 1999 to increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan from 500,000 shares, to 800,000, and such increase was approved by the stockholders at the 1999 Annual Meeting. No purchase rights were granted, and no shares of Common Stock were issued, on the basis of such 300,000 share increase until such stockholder approval had been obtained. The Plan was again amended by the Board on December 8, 1999 (the "December 1999 Amendment") to (i) implement an automatic share increase feature whereby the number of shares reserved for issuance under the Plan will automatically increase on the first trading day of each fiscal year, beginning November 1, 2000, by an amount equal to one-half of one percent (0.5%) of the total number of shares of the Company's Common Stock outstanding on the last day of the immediately preceding fiscal year, but no such annual increase is to exceed 250,000 shares, (ii) revise the Offering Periods in effect under the Plan so that each such period may have a maximum duration of twelve (12) months, with purchases to occur at six (6)-month intervals during the Offering Period on the 14th day of February and August each year, and (iii) extend the termination date of the Purchase Plan to August 14, 2010. The December 1999 Amendment is subject to stockholder approval at the 2000 Annual Meeting, and no purchase options will be granted, and no shares of Common Stock will be issued, on the basis of such December 1999 Amendment until and until such stockholder approval is obtained.

22.     TERMINATION

               The Plan shall terminate on August 14, 2010. Any unexpired Offering Period that commenced prior to such termination date shall forthwith expire on such termination date, which shall be deemed the final Purchase Date under the Plan.